Exhibit 12

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
                                                                                                                        Page 1
                        Citizens Communications Company
           Statements of the Ratio of Earnings to Fixed Charges (a)
                             (Dollars in Thousands)
                                  (Unaudited)
                                                                                    Years Ended December 31,
                                                          -------------------------------------------------------------------------
                                                              2006           2005           2004           2003           2002
                                                          -------------  -------------  -------------  -------------  -------------
Pre-tax income (loss) from continuing operations
   before dividends on convertible preferred securities,
   extraordinary expense and cumulative effect of
   changes in accounting principle                           $ 390,487      $ 263,212      $  61,311      $ 112,928     $ (439,953)

(Income) or loss from equity investees                             136            (91)        (1,267)          (259)          (907)
                                                          -------------  -------------  -------------  -------------  -------------

Pre-tax income (loss) from continuing operations
   before (income) or loss from equity investees               390,623        263,121         60,044        112,669       (440,860)

Fixed charges                                                  343,954        346,531        386,372        418,223        443,976

Distributed income of equity investees                               -            818            558             98          1,209

Interest capitalized                                            (2,081)        (2,176)        (2,278)        (2,993)        (7,390)

Preference security dividend requirements of
   consolidated subsidiaries                                      (642)        (2,008)        (8,718)       (10,063)       (10,063)
                                                          -------------  -------------  -------------  -------------  -------------

Total earnings                                               $ 731,854      $ 606,286      $ 435,978      $ 517,934     $  (13,128)
                                                          -------------  -------------  -------------  -------------  -------------

Ratio of earnings to fixed charges                                2.13           1.75           1.13           1.24          (0.03)
                                                          =============  =============  =============  =============  =============


Note: The above  calculation  was performed in accordance  with  Regulation S-K
      229.503(d) Ratio of earnings to fixed charges.

(a) For the year ended December 31, 2002, earnings were insufficent to cover fixed charges by $457.1 million.


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
                                                                                                                      Page 2

                         Citizens Communications Company
 Statements of the Ratio of Earnings to Combined Fixed Charges and Preferred Dividends (a)
                             (Dollars in Thousands)
                                   (Unaudited)
                                                                                      Years Ended December 31,
                                                            -----------------------------------------------------------------------
                                                                2006           2005           2004          2003           2002
                                                            -------------  -------------  -------------  ------------ -------------
Pre-tax income (loss) from continuing operations before
   dividends on convertible preferred securities,
   extraordinary expense and cumulative effect of changes
   in accounting principle                                     $ 390,487      $ 263,212      $  61,311     $ 112,928    $ (439,953)

(Income) or loss from equity investees                               136            (91)        (1,267)         (259)         (907)
                                                            -------------  -------------  -------------  ------------ -------------

Pre-tax income (loss) from continuing operations before
   adjustment for minority interest in consolidated
   subsidiaries or (income) or loss from equity investees        390,623        263,121         60,044       112,669      (440,860)

Fixed charges                                                    343,954        346,531        386,372       428,286       454,038

Distributed income of equity investees                                 -            818            558            98         1,209

Interest capitalized                                              (2,081)        (2,176)        (2,278)       (2,993)       (7,390)

Preference security dividend requirements of consolidated
   subsidiaries                                                     (642)        (2,008)        (8,718)      (10,063)      (10,063)
                                                            -------------  -------------  -------------  ------------ -------------


Total earnings                                                 $ 731,854      $ 606,286      $ 435,978     $ 527,997    $   (3,066)
                                                            -------------  -------------  -------------  ------------ -------------

Ratio of earnings to combined fixed charges                         2.13           1.75           1.13          1.23         (0.01)
                                                            =============  =============  =============  ============ =============


Note: The above  calculation  was performed in accordance  with  Regulation S-K
      229.503(d) Ratio of earnings to fixed charges.


(a) For the year ended December 31, 2002, earnings were insufficent to cover fixed charges by $457.1 million.